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                                                                     EXHIBIT 5


                         [ARNOLD & PORTER LETTERHEAD]


                               August 20, 2001


Board of Directors
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland  20850

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to EntreMed, Inc. (the "Company") in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 2001 Long-Term Incentive Plan (the "Plan") filed by the Company with the Securities and Exchange Commission covering 1,666,667 shares of common stock, par value $0.01 per share (the "Common Stock"), and 583,333 shares of common stock currently held as treasury stock, issuable pursuant to the Plan.

        In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including, the Plan, the Company's Amended and Restated Certificate of Incorporation, its By-laws, and resolutions of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

        The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

        A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

        B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

        C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company or of the stockholders of the Company that we have examined, due notice of the meetings was


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given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

        D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

        E. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

        Based upon, subject to and limited by the foregoing, upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that, under the General Corporation Law of the State of Delaware, the 1,666,667 shares of Common Stock issuable or issued pursuant to the Plan have been duly authorized by the Company and (a) when and as issued and delivered upon the exercise of options and stock appreciation rights or as incentive shares in the manner and on the terms described in the Plan and for legal consideration of not less than $0.01 per share, will be or have been validly issued, fully paid and nonassessable, and (b) when and as issued and delivered pursuant to the award of restricted stock in the manner and on the terms described in the Plan, and for legal consideration of not less than $0.01 per share, will be or have been validly issued, and upon the lapse of restrictions provided under such award, will be or have been fully paid and nonassessable.

        This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility or obligation to update or supplement it after such date or to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

        We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                   Very truly yours,

                                                   /s/ Arnold & Porter
                                                   -------------------
                                                   ARNOLD & PORTER